Exhibit 10.14

                               Heads of Agreement
                               ------------------

               VideoDome.Com Networks Inc. / I.T. Technology, Inc.

1. VideoDome.Com Networks, Inc. ("VDOME") agrees to sell and I.T. Technology, Inc. ("IT") agrees to buy the Business and "Business Assets" of VDOME as defined below:

"Business" shall mean the business carried on by and under the name of VDOME. " Business Assets" shall mean the following assets used in the Business which are the assets sold by VDOME to IT under this Agreement:

                  (a) the Assets including but not limited to the "Assigned Assets" as listed in Schedule 1 attached;

                  (b)      the Business Names;

                  (c)      The Business Records;

                  (d)      the Goodwill;

                  (e)      the Intellectual Property Rights;

                  (f)      the Plant and Equipment;

                  (g)      the Property Leases;

                  (h)      the Clients;

                  (i)      the SalesForce Database

                  (j)      Domain Names

                  (k)      Trademarks and patents

                  hereafter referred to as the ("Business Assets")

2. Upon the consummation of a formal agreement, IT will issue a total of either 20,000,000 shares of $0.0002 par value restricted common stock or options to acquire 20,000,000 shares of $0.0002 par value restricted common stock in IT in consideration for the Business and Business Assets and the shares shall be isuued as follows:

         (i) IT will issue to VideoDome.Com Networks, Inc. ("VDOME") or its designated nominee either 19,200,000 shares of $0.0002 par value restricted common stock or options to acquire 19,200,000 shares of $0.0002 par value restricted common stock in IT in consideration for the Business and Business Assets.

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         (ii)     IT will issue to Oren Ariel 800,000 shares of $0.0002 par
                  value restricted common stock in IT in consideration for the 4% pursuant to Clause 7 entitled "Oren Arial Compensation" of the July 2, 2001 Shareholder's Agreement between IT's wholly owned subsidiary Bickhams Media, Inc. ("BM") and VDOME.

3. IT will organize the surrender and cancellation by BM of its entire equity interest in VDOME, such that the remaining corporate entity of VDOME, to the exclusion of the actual name, shall be wholly owned by Daniel Aharonoff or his nominee. IE - the corporate shell previously known as VDOME, shall revert to back to Daniel Aharonoff or his nominee.

4. IT agrees to assume the outstanding debt payable to Sunswipe Australasia Pty Ltd ("Sunswipe"), pursuant to the Loan Agreement dated January 4, 2001 between VDOME and Sunswipe and shall hold harmless VDOME and its officers Daniel Aharonoff and Vardit Cohen.

5. Daniel Aharonoff shall enter into a 3 year employment agreement with IT on terms and conditions to be determined in a formal agreement, to become the Chief Technology Officer of IT. Until such time as a formal agreement is prepared, IT will commence paying a salary of $4000 as of November 1, 2001 which shall be reviewed from time to time.

6. Daniel Aharonoff agrees that all previous amounts of accrued salary and compensation previously deemed outstanding pursuant to clause 10, entitled "Accrued Salary" of that Shareholder's Agreement of July 2, 2001 between BM and VDOME shall no longer be payable or of any force or effect.

7. Daniel Aharonoff and Vardit Cohen agree, that all previous share options in IT granted to both Daniel Aharonoff and Vardit Cohen pursuant to that Shareholder's Agreement of July 2, 2001 shall terminate and no longer be of any force or effect.

8. VDOME agrees to sell and IT agrees to buy the Business and the Business Assets for the purchase price as described in Clause 2 above, free of any mortgage, lien, charge, pledge, claim, covenant, or other encumbrance granted by VDOME or any other party, with the exception of the outstanding debt payable to Sunswipe, as mentioned in clause 4 above and with the exception of the current proceedings between Bob Helfant vs. VDOME.

9. VDOME agrees to use all reasonable endeavours to achieve the transfer of the Business Assets and any business records, documents and information as soon as practically possible not currently in the possession of IT.

10. It is understood that in the event that IT or its successor entity shall cease to exist and operate within 24 months from the date of this Agreement, the source code for the VDOME "Media Manager" product will revert back to Daniel Aharonoff with the rights to further develop and the rights for future sale.

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11.      Upon completion of the formal agreement, Daniel Aharonoff will be invited to become a member of the IT board of Directors.

12. VDOME agrees that upon completion of this term sheet, a formal agreement will be prepared between the parties with standard representations and warranties.

13. VDOME agrees that this Head of Agreement shall be subject to the approval of the Board of Directors of IT.


Dated this 25TH day of October, 2001

Agreed to and accepted by:

/s/ Daniel Aharonoff
Daniel Aharonoff
Chief Executive Officer
VideoDome.Com Networks, Inc.


/s/ Daniel Aharonoff
Daniel Aharonoff



/s/ Vardit Cohen
Vardit Cohen


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                                   SCHEDULE 1
                                 Assigned Assets



The Assigned Assets, as defined and described in Section 1 of the Term Sheet, include, but are not limited to, the following items:

1. Names, trademarks, service marks. Logos, or other branding devices, and federal registrations therefore, which the Company is currently using or intends to use in the course of business. Including, without limitation. "VideoDome.Com" and "VideoDome.Com,Networks,Inc" and derivations thereof.


2. Domain names which the Company is currently using or intends to use in the course of business, including without limitation, www.videodome.com

3. All designs, software, presentations, demonstration, source code, inventions, software architecture specifications, and provisional patent applications related to the business of the Company, including without limitation, the entertainment website creation and hosting function, the technology underlying the entertainment website creation and hosting function, the management of information gathered through the use of the entertainment website creation and hosting function, the organization of such information in a database format, the product portal, and the dynamic creation of web pages providing organized access to information from the database (collectively "Company Technology")

4. All confidential information related to the business of the Company, including methods of promoting the use of Company Technology, strategic partners and alliances for furthering the adoption of Company Technology, future functions or features of Company Technology, revenue projections, market research, business models, methods of exploiting Company Technology, business plans, and business development strategies.